UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                              (Amendment No. ___*)


                   Insurance Management Solutions Group, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   0001063167
          ------------------------------------------------------------
                                 (CUSIP Number)

                                    12/31/99
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

            [ ]       Rule 13d-1(b)

            [ ]       Rule 13d-1(c)

            [X]       Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 1 of 15 Pages

--------------------------------------------
CUSIP No. 0001063167
--------------------------------------------


========= ======================================================================
  1       NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
          Bankers Insurance Group, Inc.
========= ======================================================================
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
           (SEE INSTRUCTIONS)                                        (a) [ ]
                                                                     (b) [ ]
========= ======================================================================
  3       SEC USE ONLY
========= ======================================================================
  4       CITIZENSHIP OR PLACE OF ORGANIZATION
          Florida
========= ============= ====== =================================================
                          5    SOLE VOTING POWER
      NUMBER OF                0
        SHARES
     BENEFICIALLY       ====== =================================================
       OWNED BY           6    SHARED VOTING POWER
         EACH                  8,021,400 (see item 4)
      REPORTING         ====== =================================================
        PERSON            7    SOLE DISPOSITIVE POWER
         WITH                  0
                        ====== =================================================
                          8    SHARED DISPOSITIVE POWER
                               8,021,400 (see item 4)
========= ======================================================================
  9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          8,021,400 (see item 4)
========= ======================================================================
 10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES (SEE INSTRUCTIONS)
========= ======================================================================
 11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          63.3%
========= ======================================================================
 12       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
          HC
========= ======================================================================

                               Page 2 of 15 Pages

--------------------------------------------
CUSIP No. 0001063167
--------------------------------------------


========= ======================================================================
  1       NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
          Bankers Insurance Company
========= ======================================================================
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
           (SEE INSTRUCTIONS)                                   (a) [ ]
                                                                (b) [ ]
========= ======================================================================
  3       SEC USE ONLY
========= ======================================================================
  4       CITIZENSHIP OR PLACE OF ORGANIZATION
          Florida
========= ============= ====== =================================================
                          5    SOLE VOTING POWER
      NUMBER OF                0
        SHARES
     BENEFICIALLY       ====== =================================================
       OWNED BY           6    SHARED VOTING POWER
         EACH                  3,449,971 (see item 4)
      REPORTING         ====== =================================================
        PERSON            7    SOLE DISPOSITIVE POWER
         WITH                  0
                        ====== =================================================
                          8    SHARED DISPOSITIVE POWER
                               3,449,971 (see item 4)
========= ======================================================================
  9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          3,449,971 (see item 4)
========= ======================================================================
 10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES (SEE INSTRUCTIONS)
========= ======================================================================
 11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          27.2%
========= ======================================================================
 12       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
          IC
========= ======================================================================


                               Page 3 of 15 Pages

--------------------------------------------
CUSIP No. 0001063167
--------------------------------------------


======== =======================================================================
  1       NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
          Bankers Financial Corporation
========= ======================================================================
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
          (SEE INSTRUCTIONS)                                   (a)  [ ]
                                                               (b)  [ ]
========= ======================================================================
  3       SEC USE ONLY
========= ======================================================================
  4       CITIZENSHIP OR PLACE OF ORGANIZATION
          Florida
========= ============= ====== =================================================
                          5    SOLE VOTING POWER
      NUMBER OF                0
        SHARES
     BENEFICIALLY       ====== =================================================
       OWNED BY           6    SHARED VOTING POWER
         EACH                  8,021,400 (see item 4)
      REPORTING         ====== =================================================
        PERSON            7    SOLE DISPOSITIVE POWER
         WITH                  0
                        ====== =================================================
                          8    SHARED DISPOSITIVE POWER
                               8,021,400 (see item 4)
========= ======================================================================
  9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          8,021,400 (see item 4)
========= ======================================================================
 10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES (SEE INSTRUCTIONS)
========= ======================================================================
 11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          63.3%
========= ======================================================================
 12       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
          CO
========= ======================================================================

                               Page 4 of 15 Pages

--------------------------------------------
CUSIP No. 0001063167
--------------------------------------------


========= ======================================================================
  1       NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
          Bankers International Financial Corporation
========= ======================================================================
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
           (SEE INSTRUCTIONS)                                    (a)  [ ]
                                                                 (b)  [ ]
========= ======================================================================
  3       SEC USE ONLY
========= ======================================================================
  4       CITIZENSHIP OR PLACE OF ORGANIZATION
          Florida
========= ============= ====== =================================================
                          5    SOLE VOTING POWER
      NUMBER OF                0
        SHARES
     BENEFICIALLY       ====== =================================================
       OWNED BY           6    SHARED VOTING POWER
         EACH                  See item 4
      REPORTING         ====== =================================================
        PERSON            7    SOLE DISPOSITIVE POWER
         WITH                  0
                        ====== =================================================
                          8    SHARED DISPOSITIVE POWER
                               See item 4
========= ======================================================================
  9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          See item 4
========= ======================================================================
 10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES (SEE INSTRUCTIONS)
========= ======================================================================
 11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          See item 4
========= ======================================================================
 12       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
          CO
========= ======================================================================


                               Page 5 of 15 Pages

--------------------------------------------
CUSIP No. 0001063167
--------------------------------------------


 ======== ======================================================================
   1      NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
          Bankers International Financial Corporation, Ltd.
========= ======================================================================
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
           (SEE INSTRUCTIONS)                                      (a) [ ]
                                                                   (b) [ ]
========= ======================================================================
  3       SEC USE ONLY
========= ======================================================================
  4       CITIZENSHIP OR PLACE OF ORGANIZATION
          Cayman
======================= ====== =================================================
                          5    SOLE VOTING POWER
      NUMBER OF                0
        SHARES
     BENEFICIALLY       ====== =================================================
       OWNED BY           6    SHARED VOTING POWER
         EACH                  See item 4
      REPORTING         ====== =================================================
        PERSON            7    SOLE DISPOSITIVE POWER
         WITH                  0
                        ====== =================================================
                          8    SHARED DISPOSITIVE POWER
                               See item 4
========= ======================================================================
  9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          See item 4
========= ======================================================================
 10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES (SEE INSTRUCTIONS)
========= ======================================================================
 11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          See item 4
========= ======================================================================
 12       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
          OO
========= ======================================================================


                               Page 6 of 15 Pages

--------------------------------------------
CUSIP No. 0001063167
--------------------------------------------


 ======== ======================================================================
   1      NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
          Bankers International Financial Corporation II Trust
========= ======================================================================
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
           (SEE INSTRUCTIONS)                                     (a)  [ ]
                                                                  (b)  [ ]
========= ======================================================================
  3       SEC USE ONLY
========= ======================================================================
  4       CITIZENSHIP OR PLACE OF ORGANIZATION
          Cayman
======================= ====== =================================================
                          5    SOLE VOTING POWER
      NUMBER OF                0
        SHARES
     BENEFICIALLY       ====== =================================================
       OWNED BY           6    SHARED VOTING POWER
         EACH                  See item 4
      REPORTING         ====== =================================================
        PERSON            7    SOLE DISPOSITIVE POWER
         WITH                  0
                        ====== =================================================
                          8    SHARED DISPOSITIVE POWER
                               See item 4
========= ======================================================================
  9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          See item 4
========= ======================================================================
 10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES (SEE INSTRUCTIONS)
========= ======================================================================
 11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          See item 4
========= ======================================================================
 12       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
          OO
========= ======================================================================


                               Page 7 of 15 Pages

--------------------------------------------
CUSIP No. 0001063167
--------------------------------------------


          Item 1(a).   Name of Issuer:
                       Insurance Management Solutions Group, Inc.

          Item 1(b).   Address of Issuer's Principal Executive Offices:
                       360 Central Avenue
                       St. Petersburg, Florida  33701

          Item 2(a).   Name of Person Filing:

                       This statement is filed jointly by each of the following persons pursuant to Rule 13d-1(k) promulgated under
                       Section 13 of the Securities Exchange Act of 1934, as amended: (i) Bankers Insurance Group, Inc., a Florida corporation ("BIG"), as a direct beneficial owner of Common Stock; (ii) Bankers Insurance Company, a Florida corporation and wholly-owned subsidiary of BIG ("BIC"), as a direct beneficial owner of Common Stock; (iii) Bankers Financial Corporation ("BFC"), Bankers International Financial Corporation ("BIFC") and Bankers International Financial Corporation, Ltd. ("BIFC Ltd."), all of which are Florida corporations, except BIFC, Ltd., which is a Cayman corporation, as the direct, indirect and ultimate parent corporations, respectively, of BIG; and (iv) Bankers International Financial Corporation II Trust ("BIFC Trust"), a discretionary charitable trust which owns all of the outstanding shares of BIFC Ltd.

                       Information with respect to each of the reporting persons is given solely by such reporting person, and no reporting person assumes responsibility for the accuracy or completeness of information provided by another reporting person. By their signatures on this statement, each of the reporting persons agrees that this statement is filed on behalf of such reporting person.

          Item 2(b).   Address of Principal Business Office or, if none,
                       Residence:

                       Bankers Insurance Group, Inc.   360 Central Avenue
                       Bankers Insurance Company       St. Petersburg, FL  33701
                       Bankers Financial Corporation
                       Bankers International
                         Financial Corporation

                       Bankers International           Ansbacher House
                         Financial Corporation, Ltd.   Jeanette Street
                       Bankers International           P.O. Box 887
                         Financial Corporation         George Town, Grand Cayman
                         II Trust                      British West Indies

          Item 2(c).   Citizenship:
                       See Item 2(a).

          Item 2(d).   Title of Class of Securities:
                       Common Stock


                               Page 8 of 15 Pages

--------------------------------------------
CUSIP No. 0001063167
--------------------------------------------

          Item 2(e).  CUSIP Number:
                      0001063167

          Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:
                      Not applicable

          Item 4.     Ownership

                      (a)-(b)

                      As of January 31, 2000, BIG was the registered owner of 4,571,429 shares of the Issuer's Common Stock, or approximately 36.1% of the outstanding Common Stock and BIC was the registered owner of 3,449,971 shares of the Issuer's Common Stock, or approximately 27.2% of the outstanding Common Stock. By virtue of the relationships between BIG and BIC and BFC, BIFC, BIFC Ltd. and BIFC Trust, each of such entities may be deemed to possess indirect beneficial ownership of the shares of Common Stock beneficially owned by BIG and BIC, which represent an aggregate of 8,021,400 shares of the Issuer's Common Stock or approximately 63.3% of the outstanding Common Stock.

                      (c)

                                                           Sole       Shared             Sole        Shared
                       Reporting                          Voting      Voting         Dispositive   Dispositive
                       Person                              Power      Power             Power         Power

                       Bankers Insurance Group, Inc.         0        8,021,400           0          8,021,400
                       Bankers Insurance Company             0        3,449,971           0          3,449,971
                       Bankers Financial Corporation         0        8,021,400           0          8,021,400
                       Bankers International Financial
                          Corporation                        0        See item 4(a)-(b)   0          See item 4(a)-(b)
                       Bankers International Financial
                          Corporation, Ltd.                  0        See item 4(a)-(b)   0          See item 4(a)-(b)
                      Bankers International Financial
                          Corporation II Trust               0        See item 4(a)-(b)   0          See item 4(a)-(b)

          Item 5.     Ownership of Five Percent or Less of a Class.
                      Not applicable


                               Page 9 of 15 Pages

--------------------------------------------
CUSIP No. 0001063167
--------------------------------------------

          Item 6.     Ownership of More than Five Percent on Behalf of Another
                      Person.
                      Not applicable

          Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.
                      Not applicable

          Item 8. Identification and Classification of Members of the Group. Not applicable

          Item 9.     Notice of Dissolution of Group.
                      Not applicable

          Item 10.    Certification.
                      Not applicable



                              Page 10 of 15 Pages

                                    SIGNATURE


       After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                BANKERS INSURANCE GROUP, INC.
Date:  February 7, 2000


                                By:  /s/  David K. Meehan
                                   -----------------------------------
                                   Name:  David K. Meehan
                                   Title: Vice Chairman



                                BANKERS INSURANCE COMPANY


                                By:  /s/  David K. Meehan
                                   -----------------------------------
                                   Name:  David K. Meehan
                                   Title: Vice Chairman



                                BANKERS FINANCIAL CORPORATION


                                By:  /s/  David K. Meehan
                                   -----------------------------------
                                   Name:  David K. Meehan
                                   Title: Vice Chairman



                                BANKERS INTERNATIONAL FINANCIAL
                                  CORPORATION


                                By:  /s/  David K. Meehan
                                   -----------------------------------
                                   Name:  David K. Meehan
                                   Title: Attorney-in-fact under Power
                                            dated 2/8/99



                              Page 11 of 15 Pages

                                BANKERS INTERNATIONAL FINANCIAL
                                 CORPORATION, LTD.


                                By:  /s/  David K. Meehan
                                   -----------------------------------
                                   Name:  David K. Meehan
                                   Title: Attorney-in-fact under Power
                                            dated 2/8/99


                                BANKERS INTERNATIONAL FINANCIAL
                                   CORPORATION II TRUST


                                By:  /s/  David K. Meehan
                                   -----------------------------------
                                   Name:  David K. Meehan
                                   Title: Attorney-in-fact under Power
                                            dated 2/8/99



                              Page 12 of 15 Pages

Exhibits

     1 Agreement of Joint Filing, dated February 7, 2000, among Bankers Insurance Group, Inc., Bankers Insurance Company, Bankers Financial Corporation, Bankers International Financial Corporation, Bankers International Financial Corporation, Ltd., and Bankers International Financial Corporation II Trust.

     2 Powers of Attorney dated February 8, 1999 for each of Bankers International Financial Corporation, Bankers International Financial Corporation, Ltd. and Bankers International Financial Corporation II Trust.




                              Page 13 of 15 Pages